Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) effective as of August 9, 2024 (the “Effective Date”) is by and between Nuo Therapeutics, Inc., a Delaware corporation (the “Company”), and David Jorden (the “Employee”).

WHEREAS, the Employee presently serves at the pleasure of the Board of Directors of the Company (the “Board”) as the Chief Executive and Chief Financial Officer of the Company and performs substantial management duties necessary to the continued conduct of the Company’s business and operations;

WHEREAS, the Employee entered into an Employment Agreement, dated as of May 9, 2022 (the “Employment Agreement”);

WHEREAS, the Board believes that it is in the best interest of the Company and its stockholders to provide the Employee with additional financial incentive to maximize stockholder value in a Change in Control (as defined herein) transaction and to remain employed with the Company during the period prior to and in connection with a Change in Control; and

WHEREAS, the Board has approved this Agreement to provide a financial incentive payment upon a Change in Control to the Employee in pursuit of the foregoing objectives.

NOW THEREFORE in consideration of the mutual covenants contained herein as well as other good and valuable consideration, the Company and the Employee hereby agree as follows:

1.         Term of Employment

The Company and the Employee acknowledge that at any time while the Employee is employed by the Company, the Company may terminate the Employee’s employment for any reason and the Employee may resign from the Company’s employment for any reason, subject to the terms of this Agreement and Section 4 of the Employment Agreement.

2.         Payment Upon a Change in Control

Upon the occurrence of a Change in Control, the Company shall provide the Employee a lump-sum cash payment not later than 30 days following the Change in Control; provided, however, that such payment shall not be provided if a majority of the independent members of the Board prior to the Change in Control determine that the Employee did not significantly participate within the scope of his employment in effectuating the Change in Control; provided further, however, that such payment shall not be provided unless the Employee (A) has timely executed and not revoked a usual and customary general release of all known and unknown claims that the Employee may then have against the Company or persons affiliated with the Company in the form acceptable to the Company, and (B) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The lump-sum cash payment payable to the Employee under this Agreement shall be calculated based on the following schedule:

Acquisition Value up to $40,000,000 $40,000,001 to $60,000,000 $60,000,001 to $85,000,000 more than $85,000,000	Payment 0% of Acquisition Value 0.15% of Acquisition Value 0.352941175% of Acquisition Value $300,000

For example, assume that a Change in Control results in an Acquisition Value of $50 million; in such case, the Employee will receive a lump-sum cash payment equal to $75,000 [$50,000,000 x 0.15%]. For example, assume that a Change in Control results in an Acquisition Value of $85 million; in such case, the Employee will receive a lump-sum cash payment equal to $300,000 [$85,000,000 x 0.352941175%]. For example, assume that a Change in Control results in an Acquisition Value of $100 million; in such case, the Employee will receive a lump-sum cash payment equal to $300,000.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of (i) a transaction (or series of related transactions) by which any “person” (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than a corporation or other entity beneficially owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company immediately prior to such transaction, shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing of at least 80% of the combined voting power of the then outstanding voting securities of the Company, or (ii) a sale, lease, transfer, or other disposition transaction of all or substantially all of the assets of the Company, unless a majority of the independent members of the Board prior to such sale, lease, transfer, or other disposition transaction determines it is not a Change in Control for purposes of this Agreement.

For purposes of this Agreement, “Acquisition Value” shall mean the amount equal to the total gross non-contingent consideration paid or payable (regardless of whether such consideration is paid or payable in cash, stock, by assumption of debt, or otherwise) by the acquirer (or its designees, successors, or assigns), with such amount reduced by any Deduction. For purposes of determining Acquisition Value, the valuation of any securities or other non-cash assets paid or payable as consideration shall be determined by reference to the operative transaction agreement(s); provided, however, that if no such valuation is readily determinable from such operative transaction agreement(s), then the value shall be determined by a majority of the independent members of the Board prior to the Change in Control.

For purposes of this Agreement, “Deduction” shall mean all change in control payments made to employees of the Company, payments made to a third party to pay off indebtedness, liquidation preference payments, and amounts placed into escrow or a similar holdback; provided, however, that if any such Deduction or its amount is not readily determinable from the operative transaction agreement(s), then such Deduction and its amount as applicable shall be determined by a majority of the independent members of the Board prior to the Change in Control.

3.         Termination

This Agreement shall terminate at 11:59 p.m., New York City time, on December 31, 2025, unless extended by mutual agreement of the parties in writing; provided, however, that this Agreement shall automatically terminate and shall become null and void without any further action by the parties immediately upon the Employee’s termination of employment for any reason prior to a Change in Control.

4.         Section 409A

The parties intend for this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or in compliance with Section 409A, and the provisions of this Agreement shall be administered, interpreted, and construed accordingly. Without limiting the generality of the foregoing, the term “termination of employment” or any similar term under this Agreement shall be interpreted to mean “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A. If this Agreement is not exempt from the application of Section 409A or fails to satisfy the requirements of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

5.         Section 280G

Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit to the Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). For purposes of this Agreement, “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. The Covered Payments shall be reduced in a manner that maximizes the Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. The calculations and determinations under this Section 5 shall be provided by an accounting firm selected by the Company (and reasonably acceptable to the Employee) prior to the Change in Control (the “Accounting Firm”) and the Company shall pay the cost of such Accounting Firm. The parties shall use commercially reasonable efforts to cause the Accounting Firm to provide such calculations prior to the consummation of the Change in Control and its determinations shall be binding on the Employee and the Company absent manifest error.

6.         Withholding Tax

The Company shall be entitled to deduct and withhold from any amounts owing to the Employee any federal, state, city, local, or foreign withholding taxes, payroll tax, excise taxes, or employment taxes imposed with respect to any payment from the Company.

7.         Successors

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets, whether or not this Agreement is expressly assigned to the successor, shall assume the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers an assumption agreement or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

8.         Assignment

(a) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.

(b) No Assignment by Employee. The rights of the Employee to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including, without limitation, bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (b) shall be void.

9.         Governing Law

This Agreement shall be governed by and construed under the laws of the State of Texas.

10.         Dispute Resolution

All disputes between the parties arising from the construction or performance of, or otherwise in connection with this Agreement, shall be finally settled in Texas, before one arbitrator pursuant to the rules of the American Arbitration Association. The arbitration procedure and all decisions made by the arbitrator shall be kept confidential, unless the parties expressly consent to the publication thereof in whole or in part. Unless oral hearings are requested by a party, the arbitrator shall make any award on the basis of written submissions. In the event of any proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such proceeding results in final judgment or order in favor of one of the parties, which judgment or order is substantially inconsistent with the positions asserted by the other party in such litigation or proceeding, the losing party in such event shall reimburse the prevailing party for all of its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, its reasonable attorneys’ fees and expenses. Such payments shall be made no later than sixty days after the final judgment or order is entered.

11.         Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail, or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing or to such other person and address as the Employee shall have specified in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

12.         Miscellaneous

(a) Severability. In case any one or more of the provision(s) or part(s) of provision(s) contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality, or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality, or unenforceability affect the validity, legality, or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal, and enforceable in such jurisdiction to the maximum extent possible. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope, or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope, or area, be enforced for such lesser period of time, scope, or area as shall be deemed reasonable and not excessive by such court.

(b) Entire Agreement. Except with respect to the terms of any written agreement, if any, by and between the Company and the Employee, no agreements, representations, or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) Further Instruments and Documents. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

(d) Amendment. This Agreement may not be amended, waived, changed, modified, or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, or discharge is sought. No course of conduct or dealing shall be construed to modify, amend, or otherwise affect any of the provisions hereof.

(e) Waiver. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

(f) Headings. The paragraph headings and subheadings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Change in Control Agreement as of the Effective Date.

COMPANY:

NUO THERAPEUTICS, INC.

By:	/s / Scott Pittman
Name:	Scott M. Pittman
Title:	Chairman, Compensation, Nominating and Governance Committee, on behalf of the Board of Directors

EMPLOYEE:

/s/ David Jorden
Name:	David Jorden